Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Stewardship Financial Corporation

We consent to the incorporation by reference in the registration statements Nos. 333-20793, 333-31245, 333-87842, 333-135462, and 333-167373 on From S-8 and Nos. 333-20699, 333-54738, 333-133632, 333-158714, and 333-167374 on Form S-3 of our report dated March 27, 2015, with respect to the consolidated statements of financial condition of Stewardship Financial Corporation and Subsidiary (the Corporation) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, which report is included in the December 31, 2014 Annual Report on Form 10-K of Stewardship Financial Corporation.

/s/ KPMG LLP

Short Hills, New Jersey

March 27, 2015